Exhibit 99.1

Ultra Clean Prices Upsized $525.0 Million Convertible Senior Notes Offering

HAYWARD, Calif., February 26, 2026 /PRNewswire/ — Ultra Clean Holdings, Inc. (Nasdaq: UCTT) today announced the pricing of its offering of $525.0 million aggregate principal amount of 0.00% convertible senior notes due 2031 (the “notes”) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering size was increased from the previously announced offering size of $400.0 million aggregate principal amount of notes. The issuance and sale of the notes are scheduled to settle on March 3, 2026, subject to customary closing conditions. Ultra Clean also granted the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $75.0 million principal amount of notes.

Ultra Clean estimates that the net proceeds from the offering will be approximately $511.1 million (or approximately $584.2 million if the initial purchasers fully exercise their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. Ultra Clean intends to use the net proceeds from the offering as follows:

•	approximately $21.9 million of the net proceeds from the offering to fund the cost of entering into the capped call transactions described below;

•	approximately $40.0 million of the net proceeds from the offering to repurchase 672,608 shares of its common stock; and

•	the remainder for working capital, prepayment of a portion of the company’s outstanding term loan under its amended and restated credit agreement or other general corporate purposes.

If the initial purchasers exercise their option to purchase additional notes, then Ultra Clean intends to use a portion of the additional net proceeds to fund the cost of entering into additional capped call transactions, as described below, and the remainder for the purposes described above.

The notes will be senior, unsecured obligations of Ultra Clean. The notes will not bear regular interest and the principal amount of the notes will not accrete. The notes will mature on March 15, 2031, unless earlier repurchased, redeemed or converted. Before December 16, 2030, noteholders will have the right to convert their notes only upon the occurrence of certain events. From and after December 16, 2030, noteholders may convert their notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. Ultra Clean will settle conversions in cash and, if applicable, shares of its common stock. The initial conversion rate is 11.8001 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $84.75 per share of common stock. The initial conversion price represents a premium of approximately 42.5% over the last reported sale price of $59.47 per share of Ultra Clean’s common stock on February 26, 2026. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events. If a “make-whole fundamental change” (as defined in the indenture for the notes) occurs, then Ultra Clean will, in certain circumstances, increase the conversion rate for a specified period of time for holders who convert their notes in connection with that make-whole fundamental change.

The notes will be redeemable, in whole or in part (subject to certain limitations), for cash at Ultra Clean’s option at any time, and from time to time, on or after March 20, 2029 and on or before the 40th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of Ultra Clean’s common stock exceeds 130% of the conversion price for a specified period of time and certain other conditions are satisfied. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid special interest and additional interest, if any, to, but excluding, the redemption date. If Ultra Clean calls any or all notes for redemption, then holders of notes called for redemption may convert their notes during the related redemption conversion period, and such conversions will also constitute a make-whole fundamental change with respect to the notes so converted.

If a “fundamental change” (as defined in the indenture for the notes) occurs, then, subject to a limited exception, noteholders may require Ultra Clean to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid special interest and additional interest, if any, to, but excluding, the applicable repurchase date.

In connection with the pricing of the notes, Ultra Clean entered into privately negotiated capped call transactions with certain of the initial purchasers or their affiliates and certain other financial institutions (the “option counterparties”). The capped call transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of Ultra Clean’s common stock initially underlying the notes. If the initial purchasers exercise their option to purchase additional notes, Ultra Clean expects to enter into additional capped call transactions with the option counterparties.

The cap price of the capped call transactions will initially be $104.0725 per share, which represents a premium of 75.0% over the last reported sale price of Ultra Clean’s common stock of $59.47 per share on February 26, 2026, and is subject to certain adjustments under the terms of the capped call transactions.

The capped call transactions are expected generally to reduce the potential dilution to Ultra Clean’s common stock upon any conversion of the notes and/or offset any potential cash payments Ultra Clean is required to make in excess of the principal amount of converted notes, as the case may be, upon conversion of the notes. If, however, the market price per share of Ultra Clean’s common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that such market price exceeds the cap price of the capped call transactions.

Ultra Clean has been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to Ultra Clean’s common stock and/or purchase shares of Ultra Clean’s common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Ultra Clean’s common stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Ultra Clean’s common stock and/or purchasing or selling Ultra Clean’s common stock or other securities of Ultra Clean in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and (x) are likely to do so during the relevant valuation period under the capped call transactions and (y) are likely to do so following any early conversion or repurchase of the notes by Ultra Clean, if Ultra Clean elects to unwind a corresponding portion of the capped call transactions in connection with such early conversion or repurchase). This activity could also cause or avoid an increase or a decrease in the market price of Ultra Clean’s common stock or the notes, which could affect the ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares of common stock and value of the consideration that noteholders will receive upon conversion of the notes.

Concurrently with the pricing of the notes, Ultra Clean entered into privately negotiated transactions with or through one of the initial purchasers of the notes in this offering to use approximately $40.0 million of the net proceeds from the notes offering to repurchase shares of Ultra Clean’s common stock at a purchase price of $59.47 per share. These share repurchases could increase (or reduce the size of any decrease in) the market price of Ultra Clean’s common stock or the notes, and could result in a higher effective conversion price for the notes. The offering of the notes is not contingent upon the repurchase of any common stock.

The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion of the offering and the share repurchases, the expected amount and intended use of the net proceeds and the effects of entering into the capped call transactions described above. Forward-looking statements represent Ultra Clean’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, the satisfaction of the closing conditions related to the offering and risks relating to Ultra Clean’s business, including those described in periodic reports that Ultra Clean files from time to time with the SEC. Ultra Clean may not consummate the offering described in this press release and, if the offering is consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Ultra Clean does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contact

Rhonda Bennetto

SVP Investor Relations

rbennetto@uct.com